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                                                                    Exhibit 3.06


                            CERTIFICATE OF AMENDMENT

                                       OF

                      AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                              PLATO LEARNING, INC.


                                   * * * * * *

                           ADOPTED IN ACCORDANCE WITH
                      THE PROVISIONS OF SECTION 242 OF THE
                         GENERAL CORPORATION LAW OF THE
                                STATE OF DELAWARE

                                   * * * * * *

         Gregory J. Melsen, being the Vice President, Finance and Chief Financial Officer of PLATO Learning, Inc., a corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That at a meeting, dated December 4, 2001, of the Board of Directors of the Corporation resolutions were duly adopted proposing an amendment to the Amended Certificate of Incorporation of the Corporation, that would increase the number of shares of Common Stock the Corporation has the authority to issue from 25,000,000 shares to 50,000,000 shares, declaring said amendment to be advisable and directing that the amendment proposed be considered for approval and adoption at the next annual meeting of the stockholders of the Corporation.

         SECOND: That thereafter on March 14, 2002, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the requisite holders of each class of outstanding stock of the Corporation duly approved and adopted the following Amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amendment is as follows:

         RESOLVED, That the Amended Certificate of Incorporation of the Corporation be amended by changing Article Four, Section 1 in its entirety to read as follows:



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                                  "ARTICLE FOUR

         Section 1. Capital Stock.

                  The total number of shares of stock which the Corporation has authority to issue is 55,000,000, consisting of:

                  (A) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), to be issued from time to time with designations, powers, preferences, rights qualifications, limitations and restrictions and in one or more series as provided herein or as provided by the board of directors in a certificate filed pursuant to the applicable law of the State of Delaware; and

                  (B) 50,000,000 shares of Common Stock par value $.01 per share."


         IN WITNESS WHEREOF, the undersigned, being the Vice President, Finance and Chief Financial Officer hereinabove named, for the purpose of amending the Amended Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment this 20th day of March, 2002.


                                         PLATO Learning, Inc.



                                         /s/ Gregory J. Melsen
                                         ---------------------------------------
                                         Gregory J. Melsen
                                         Vice President, Finance and
                                           Chief Financial Officer



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